Exhibit (a)(1)



                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                              Tivoli Systems Inc.
                                       at
                              $47.50 Net Per Share
                                       by
                            Topaz Acquisition Corp.
                          a wholly owned subsidiary of

                  International Business Machines Corporation

                              -------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, MARCH 1, 1996, UNLESS THE OFFER IS EXTENDED.

                              -------------------

THE BOARD OF DIRECTORS OF TIVOLI SYSTEMS INC. (THE "COMPANY") HAS UNANIMOUSLY
    APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT
       THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST
          INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND
              UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE
                  COMPANY ACCEPT THE OFFER AND TENDER
                              THEIR SHARES.

                              -------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

                              -------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 prior to the expiration of the Offer or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 2.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                              -------------------

                      The Dealer Manager for the Offer is:
                              MORGAN STANLEY & CO.
                                 Incorporated

February 2, 1996

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Introduction..........................................................................     1
The Tender Offer......................................................................     3
1. Terms of the Offer.................................................................     3
2. Procedure for Tendering Shares.....................................................     5
3. Withdrawal Rights..................................................................     8
4. Acceptance for Payment and Payment.................................................     8
5. Certain Federal Income Tax Consequences............................................     9
6. Price Range of the Shares; Dividends on the Shares.................................    11
7. Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act
   Registration; Margin Regulations...................................................    11
8. Certain Information Concerning the Company.........................................    12
9. Certain Information Concerning the Purchaser and IBM...............................    14
10. Source and Amount of Funds........................................................    15
11. Contacts and Transactions with the Company; Background of the Offer...............    16
12. Purpose of the Offer; The Merger Agreement; The Stockholder Agreement; Plans for
    the Company.......................................................................    18
13. Dividends and Distributions.......................................................    27
14. Certain Conditions of the Offer...................................................    27
15. Certain Legal Matters.............................................................    29
16. Fees and Expenses.................................................................    31
17. Miscellaneous.....................................................................    31
Schedule I--Directors and Executive Officers of IBM and the Purchaser.................   S-1

To the Holders of Common Stock
  of Tivoli Systems Inc.:

                                  INTRODUCTION

    Topaz Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of International Business Machines Corporation, a New York corporation ("IBM"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Tivoli Systems Inc., a Delaware corporation (the "Company"), at a price of $47.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as Dealer Manager (the "Dealer Manager"), The Chase Manhattan Bank, N.A., which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    GOLDMAN, SACHS & CO. ("GOLDMAN") HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF GOLDMAN IS SET FORTH IN FULL AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER ARE DESCRIBED IN THE SCHEDULE 14D-9.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES (THE "MINIMUM NUMBER OF SHARES") THAT WOULD CONSTITUTE A MAJORITY OF ALL OUTSTANDING SHARES DETERMINED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. THE PURCHASER RESERVES THE RIGHT (SUBJECT TO OBTAINING THE CONSENT OF THE COMPANY AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, LESS THAN THE MINIMUM NUMBER OF SHARES. SEE SECTIONS 1 AND 14.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of January 30, 1996 (the "Merger Agreement"), among IBM, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of IBM. In the Merger, each outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, IBM, the Purchaser or any other subsidiary of IBM or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive from the Surviving Corporation the Offer Price in cash, without interest (the "Merger Consideration"). See Section 12.

    The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law. If the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

    In connection with the execution of the Merger Agreement, the Purchaser and IBM entered into a Stockholder Agreement dated as of January 30, 1996 (the "Stockholder Agreement"), with all the directors and executive officers of the Company (collectively, the "Selling Stockholders"), pursuant to which such Selling Stockholders have unconditionally agreed to tender into the Offer, and not to withdraw therefrom, 530,441 Shares. In addition, the Selling Stockholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all the Selling Stockholders' Shares at a price per Share of $47.50, or such higher price per Share as may be offered by the Purchaser in the Offer, provided that (i) such obligation to purchase is subject to the Purchaser having accepted Shares for payment under the Offer and the Minimum Condition having been satisfied, which conditions may be waived by the Purchaser in its sole discretion, and (ii) such obligation to sell is subject to the Minimum Condition having been satisfied or a Takeover Proposal (as defined herein) having been made. Under the Stockholder Agreement, each Selling Stockholder has also granted an irrevocable proxy for the benefit of the Purchaser with respect to the Shares subject to the Stockholder Agreement owned by such Selling Stockholder to vote such Shares against certain competing transactions.

    The Merger Agreement and the Stockholder Agreement are more fully described in Section 12.

    The Company has informed the Purchaser that, as of December 31, 1995, there were 14,943,580 Shares issued and outstanding, 2,072,415 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares ("Stock Options") and a maximum of 100,000 Shares issuable upon the exercise of outstanding warrants to purchase Shares ("Warrants"). In addition, there were 70,775 Shares reserved for issuance upon the exercise of Stock Options granted since December 31, 1995. Based upon the foregoing, the Purchaser believes that approximately 8,593,386 Shares constitute a majority of the outstanding Shares on a fully diluted basis. Accordingly, the Minimum Condition will be satisfied if at least 8,062,945 Shares (other than the Shares subject to the Stockholder Agreement), or approximately 54.0% of the outstanding shares as of January 26, 1996 (approximately 46.9% of the Shares on a fully diluted basis), are validly tendered and not withdrawn prior to the Expiration Date. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

    Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in
Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, March 1, 1996, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

    In the Merger Agreement the Purchaser has agreed that it will not, without the consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (a) if at the Expiration Date any of the conditions to the Purchaser's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (c) for any reason on one or more occasions for an aggregate period of not more than 25 business days beyond the latest expiration date that would otherwise be permitted under the terms of the Merger Agreement as described in this sentence. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to the conditions set forth in
Section 14, (d) change the form of consideration payable in the Offer or (e) amend any other term of the Offer in any manner adverse to the Company's stockholders.

    Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

    If by 12:00 midnight, New York City time, on Friday, March 1, 1996 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the HSR Act and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Condition (which action may not be taken without the Company's consent) during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions are waived, depending upon the materiality of the waiver.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    The Purchaser is not offering to purchase any of the Stock Options or the Warrants, and neither the Purchaser nor the Company is establishing any special arrangements to facilitate exercises in connection with the Offer. Holders of Stock Options or Warrants who wish to tender Shares in the Offer must first exercise such Stock Options or Warrants, in each case in accordance with the terms and provisions thereof, and then tender the Shares received upon such exercise pursuant to the Offer. Holders of Stock Options or Warrants who exercise such Stock Options or Warrants will not have the right to revoke an effective exercise and contingent exercises will not be valid. Holders of Stock Options and Warrants who wish to tender Shares issuable pursuant to such securities are responsible for exercising such securities in sufficient time that such Shares can be delivered to the Depositary in a timely manner as required by the Offer. The parties to the Merger Agreement have agreed upon certain additional rights and benefits to be provided to holders of Stock Options after the Closing. See Section 12. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF STOCK OPTIONS OR WARRANTS AS TO WHETHER TO EXERCISE ANY OR ALL SUCH STOCK OPTIONS OR WARRANTS, AS THE CASE MAY BE.

2. PROCEDURE FOR TENDERING SHARES

    Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

    The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after January 30, 1996. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

    Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, IBM, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign

Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, April 1, 1996.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, IBM, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    IBM filed a Notification and Report Form with respect to the Offer under the HSR Act on February 1, 1996. The Company expects to file soon its Notification and Report Form. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal

Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from IBM or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by IBM or the Company with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to IBM, or to one or more direct or indirect wholly owned subsidiaries of IBM, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

    If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%. In addition, under present law the ability to use capital losses to offset ordinary income is limited.

    The Revenue Reconciliation Bill of 1995 (the "Bill"), which was vetoed by President Clinton, would have generally reduced the maximum Federal marginal income tax rate on long-term capital gains (for sales after December 31, 1994) to 19.8% for individual stockholders and to 28% for corporate stockholders. In addition, the Bill would have further restricted the ability to use capital losses to offset ordinary income. As budget negotiations between Congress and the President are ongoing, it cannot be predicted whether any reduction in the tax rate for capital gains (or any additional restrictions on the ability to use capital losses against ordinary income) will be enacted or, if enacted, when any such reduction (or restrictions) will be effective. Stockholders are urged to consult with their tax advisors regarding the applicable rate of taxation and their ability to use capital losses against ordinary income.

    A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol TIVS, and have been at all times since March 10, 1995, the date on which the Company completed its initial public offering. The following table sets forth, for each of the periods indicated, the high and low last reported sales prices per Share as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service.

                              TIVOLI SYSTEMS INC.

                                                             SALES PRICES
                                                           -----------------
                                                        HIGH              LOW
                                                        ------           ------
1995
  First Quarter (since March 10, 1995)..............   $39  3/4          $23 7/8
  Second Quarter....................................    41  1/2           30 1/4
  Third Quarter.....................................    45                27 1/4
  Fourth Quarter....................................    36  1/4           24 1/2
1996
  First Quarter (through February 1, 1996)..........    47  3/4           32 3/8


    On January 30, 1996, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $37 3/4 per Share. On February 1, 1996, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $47 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Company has informed the Purchaser that it has never paid any dividends on the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of January 26, 1996, there were approximately 311 holders of record of Shares and there were 14,926,128 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Delaware corporation with its principal offices at 9442 Capital of Texas Highway North, Arboretum Plaza One, Suite 500, Austin, Texas 78759. The Company is a leading supplier of systems and applications management software and services for managing distributed client/server environments.

    Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company Prospectus and the Company's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1995 (the "Company 1995 10-Q"). More comprehensive financial information is included in the Company Prospectus, the Company 1995 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company Prospectus, the Company 1995 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company Prospectus, the Company 1995 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                              TIVOLI SYSTEMS INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                                                                NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                               -----------------------------    ------------------
                                                1994       1993       1992       1995       1994
                                               -------    -------    -------    -------    -------
                                                                                   (UNAUDITED)
Statement of Operations Data:
  Revenues..................................   $26,878    $12,746    $ 4,699    $33,837    $18,247
  Operating income (loss)...................     1,522       (735)    (1,904)     2,837      1,018
  Net income (loss).........................     1,380       (735)    (1,885)     3,288        976
Balance Sheet Data:(1)
  Working capital...........................   $ 3,652    $ 3,075    $ 2,443    $31,190
  Total assets..............................    15,908      8,201      4,721     56,200
  Common stockholders' equity (deficit).....    (5,700)    (7,267)    (6,439)    42,869

------------
(1) At period end.

    On January 24, 1996, the Company issued the following press release, according to published sources:

    "AUSTIN, Texas, Jan. 24, 1996--Tivoli Systems Inc. today reported revenues of $15.7 million for the fourth quarter ended December 31, 1995 compared to revenues of $8.6 million for the fourth quarter of 1994. Net income for the quarter was $2.2 million or $0.14 per share. For the corresponding quarter in 1994, the company reported net income of $0.4 million or $0.03 per share.

    "Revenues for the fiscal year ended December 31, 1995 were $49.6 million, compared to $26.9 million for fiscal 1994. Net income for fiscal 1995 was $5.5 million or $0.35 per share, up from $1.4 million or $0.10 per share for fiscal 1994. The following table provides additional detail on Tivoli's fourth quarter and fiscal 1995 results (in thousands, except per share data):

                                            YEAR ENDED DEC. 31,             QUARTER ENDED DEC. 31,
                                       ------------------------------    -----------------------------
                                        1995       1994      INCREASE     1995       1994     INCREASE
                                       -------    -------    --------    -------    ------    --------
Revenues............................   $49,576    $26,878        84%     $15,739    $8,631        82%
Operating Income....................     4,853      1,522       219        2,016       504       300
Net Income..........................     5,515      1,380       300        2,227       404       451
Net Income per share................      0.35       0.10       250         0.14      0.03       367

    " 'We are pleased with our results in the fourth quarter, culminating an exceptional year for Tivoli,' said Frank Moss, Tivoli CEO and president. 'We're encouraged by the sales momentum this quarter, as evidenced by a shortened average sales cycle, an increased average sales price and a strong pipeline with a range of small and large deals. Our products have been well received, our competitive wins are mounting and industry recognition continues to point to Tivoli as a leading distributed management solution,' said Moss. 'Additionally, our strategic investments in key areas of the business are producing positive results in international operations, alternative channel development, professional services here and abroad, as well as technical support,' Moss said.

    " 'Our customer list continues to expand into a broad range of industries,' said Moss. 'Notable among our fourth quarter wins were America Online, Chrysler Corporation, Bell South and Hanscom Air Force Base,' said Moss.

    "During the fourth quarter, Tivoli announced a number of strategic products to meet the growing demand for distributed systems and applications management. 'In October, we announced TME for NT, the first solution to allow customers to manage their heterogeneous enterprises comprised of Windows NT, UNIX, NetWare and Windows 3.X stations from either UNIX or NT environments,' Moss said. In December, Tivoli delivered version 1.0 of the Applications Management Specification (AMS) and toolkit, enabling the generation of management-ready applications for tools such as PowerBuilder. Additionally, the test phase of Tivoli's AMS Module for SAP R/3 was very well received in the fourth quarter.

    "Also in December, Tivoli made a minority investment in net.Genesis, a developer of utilities and tools for the World Wide Web. 'Internet and Intranet management represent a significant opportunity for Tivoli,' Moss said. 'We plan to explore development and distribution initiatives with net.Genesis as part of our Internet strategy to be unveiled in Q1. With Tivoli's proven management technology, we're well positioned to move quickly into the Internet market,' said Moss.

    "Tivoli Systems Inc. (NASDAQ:TIVS) is a leading supplier of systems and applications management software and services for managing distributed client/server environments. The company's product family, the Tivoli Management Environment, is used by Fortune 1000 companies worldwide to make client/server work by removing systems management as a barrier to success. Headquartered in Austin, Texas, Tivoli distributes its products worldwide through a network of domestic and international sales offices, international distributors and systems integrators. World Wide Web: http://www.tivoli.com."

    Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is disclosed in the Company Prospectus and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and IBM do not have any knowledge that any such information is untrue, neither the Purchaser nor IBM takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND IBM

    The Purchaser, a Delaware corporation, which is a wholly owned subsidiary of IBM, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of IBM. All outstanding shares of capital stock of the Purchaser are owned by IBM.

    IBM is a New York corporation with its principal office located at Old Orchard Road, Armonk, NY 10504. IBM has two fundamental missions. First, IBM strives to lead in the creation, development and manufacture of the industry's most advanced information technologies, including computer systems, software, networking systems and microelectronics. Second, IBM translates these advanced technologies into value for its customers worldwide through its sales and professional services units in North America, Europe/Middle East/Africa, Asia Pacific and Latin America.

    Available Information. IBM is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning IBM's directors and officers, their remuneration, stock options and other matters, the principal holders of IBM's securities and any material interest of such persons in transactions with IBM is required to be disclosed in proxy statements distributed to IBM's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8. Such material should also be available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $800 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution. IBM intends to use its available cash on hand to make this capital contribution.

    If for any reason IBM's available cash should not be sufficient, IBM has additional financing options available to it, including access to the capital markets as well as a $10 billion revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility is provided pursuant to a Credit Agreement (the "Credit Agreement") dated as of December 22, 1993, as amended as of March 1, 1995, among IBM, Chemical Bank, as Administrative Agent, and the syndicate of lenders party thereto (the "Lenders"). As of December 31, 1995, approximately $1.066 billion was outstanding under the Revolving Credit Facility, all of which had been borrowed by foreign subsidiaries of IBM. Pursuant to the Credit Agreement, IBM or any subsidiary of IBM that is designated as a borrower thereunder (the "Subsidiary Borrowers") can request the Lenders to make "ABR Loans" and "Eurodollar Loans" to such person.

    ABR Loans made pursuant to the Revolving Credit Facility bear interest on any day at a rate per annum equal to the greatest of (i) Chemical Bank's prime rate in effect on such day, (ii) the "Base CD Rate" in effect on such day plus 1% and (iii) the Federal Funds Effective Rate (as defined in the Credit Agreement) in effect on such day plus 0.50%. The "Base CD Rate" for any day is a per annum rate of interest based on the secondary market rate for three-month certificates of deposit in effect on such day, adjusted by reference to the reserve requirements prescribed by the Federal Reserve Board for depository institutions in respect of new non-personal time deposits having a maturity of 30 days or more, and by reference to the annual assessment rate payable by a well-capitalized member of the Bank Insurance Fund to the Federal Deposit Insurance Corporation.

    Eurodollar Loans made pursuant to the Revolving Credit Facility bear interest at a per annum rate determined on the basis of the rate for dollar deposits appearing on Telerate Page 3750 plus a spread ranging from 0.1700% per annum to 0.6250% per annum, depending upon the aggregate amount drawn under the Revolving Credit Facility and IBM's long-term unsecured debt rating.

    In addition to ABR Loans and Eurodollar Loans, the Credit Agreement provides that IBM and each Subsidiary Borrower may request the Lenders to make "Competitive Loans", which are uncommitted advances at competitive rates made on an auction basis.

    The Credit Agreement provides for the payment by IBM of a facility fee on the aggregate commitment of the Lenders under the Revolving Credit Facility, regardless of utilization, at a rate ranging from 0.0800% per annum to 0.3750% per annum, depending upon IBM's long-term unsecured debt rating.

    The Credit Agreement contains customary conditions to borrowing, representations and warranties, covenants and events of default.

    IBM has unconditionally guaranteed the obligations of each of the Subsidiary Borrowers under the Credit Agreement. The commitment of the Lenders expires on the fifth anniversary of the date of the Credit Agreement.

    The foregoing description of the Revolving Credit Facility is qualified in its entirety by reference to the text of the Credit Agreement filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 of the Purchaser filed with the Commission in connection with the Offer (the "Schedule 14D-1") and is incorporated herein by reference.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    At various times during 1994 and 1995, representatives of IBM and representatives of the Company met to discuss a possible development and marketing alliance. No formal agreements resulted from these meetings.

    In August of 1995, representatives of IBM and representatives of the Company, including its Chief Executive Officer, Franklin H. Moss, again met to discuss possible cooperative arrangements, including an equity investment by IBM in the Company, joint venture arrangements or an acquisition of the Company by IBM. Subsequently, IBM and the Company executed a bilateral Confidential Disclosure Agreement and a non-reliance letter each dated August 16, 1995, and an agreement dated September 11, 1995, giving IBM the right to make an offer to acquire the Company in the event that a third party made an offer or if the Board of Directors of the Company decided to sell the Company.

    On September 18, 1995, IBM representatives met with Mr. Moss and Eric L. Jones, the Company's Chairman, to discuss a possible acquisition of the Company by IBM. They explored organizational structures and development goals for a merged entity. Mr. Moss and Mr. Jones indicated that they wanted an assurance that IBM was seriously interested in exploring the possibility of an acquisition before there would be any exchange of confidential information between the companies.

    On September 21, 1995, a representative of IBM told Mr. Moss that John M. Thompson, Senior Vice President and Group Executive of IBM, planned to review an acquisition of the Company with the IBM Corporate Executive Committee on September 25.

    On September 29, 1995, representatives of IBM and representatives of the Company prepared an agenda for a meeting that would begin on October 3, 1995, to discuss certain confidential information relating to the Company. On October 3, 1995, representatives of IBM met with Mr. Jones and other representatives of the Company.

    On October 24, 1995, Mr. Thompson and Mr. Moss met and discussed management issues relating to an acquisition of the Company by IBM. Mr. Moss indicated that the Company wanted to know whether IBM would soon proceed with an acquisition of the Company. On October 27, 1995, Mr. Thompson called Mr. Moss and told him that, at that time, IBM was still studying the acquisition of the Company but was not then prepared to proceed.

    On December 8, 1995, Mr. Thompson called Mr. Moss and advised him that IBM was prepared to discuss a possible acquisition of the Company. Mr. Moss indicated that the Company's Board had discussed the possibility of being acquired and was amenable to further discussions.

    On December 12, 1995, Mr. Thompson met with Mr. Moss and discussed organizational structure and mission for the Company following an acquisition by IBM and compensation and retention matters. They also discussed preliminary ranges of price that IBM and the Company might be willing to consider, but no agreements were reached.

    During the period from December 17, 1995 to January 22, 1996, representatives of IBM and representatives of the Company continued to hold discussions regarding, among other things, employee and executive compensation and benefits matters, post-acquisition organizational structure and price. On January 23, 1996, Mr. Thompson advised Mr. Moss that IBM would not be prepared to discuss price until after the meeting of IBM's Board of Directors on January 30, 1996.

    During the period from January 26 to January 30, 1996, representatives of IBM and representatives of the Company continued to discuss compensation and benefits matters and post-acquisition organizational structure. In addition, during this period, representatives of IBM met with representatives of the Company to continue IBM's due diligence review of the Company, and the respective legal advisors of IBM and the Company met and negotiated documentation for the contemplated transactions.

    On January 30, 1996, the Board of Directors of IBM approved the transactions and the purchase price. Following approval by IBM's Board of Directors, the transactions were then presented to and approved by the Board of Directors of the Company. On the same date the transactions were also approved by the Board of Directors of the Purchaser.

    Following approval by the Boards of Directors of the Company, IBM and the Purchaser, the Merger Agreement and the other definitive agreements were executed and delivered on January 30, 1996, and the transaction was publicly announced before financial markets in the United States opened on January 31, 1996.

    Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, IBM or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of the Purchaser, IBM or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, IBM or, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser and IBM disclaim beneficial ownership of any Shares owned by any pension plan of IBM or any affiliate of IBM.

    Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or IBM, any of their respective subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, IBM or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the Offer, the Purchaser and IBM intend to have ongoing contacts and negotiations with the Company and its directors, officers and stockholders.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENT; PLANS FOR THE COMPANY

    Purpose. The purpose of the Offer is to enable IBM to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer, the Stockholder Agreement or otherwise.

    The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company, any subsidiary of the Company, IBM, the Purchaser, any other subsidiary of IBM or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

        Vote Required To Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer, the Stockholder Agreement or otherwise, voting power with respect to a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

        The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Stockholder Agreement or otherwise, the Purchaser owns at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

        Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction of certain conditions, including the following:
(a) if required by applicable law, the Merger Agreement and the transactions contemplated thereby shall have been approved by the affirmative vote of the holders of a majority of the Shares; (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the Company, the Purchaser and IBM shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and (c) the Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer.

        Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company:

        (1) by mutual written consent of IBM and the Company;

        (2) by either IBM or the Company if (a)(i) as a result of the failure of any of the conditions to the Offer, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (ii) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to May 31, 1996, provided, however, that the right to terminate the Merger Agreement pursuant to either clause (2)(a)(i) or (2)(a)(ii) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under the Merger Agreement by such party; or (b) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

        (3) by IBM or the Purchaser (a) prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Section 14 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company; or (b) if either IBM or the Purchaser is entitled to terminate the Offer as a result of (i) the Board of Directors of the Company or any committee thereof having withdrawn or modified in a manner adverse to IBM or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal (as defined below), (ii) the Company having entered into any agreement with respect to any Superior Proposal (as defined below) under circumstances described below under "Takeover Proposals" or (iii) the Board of Directors of the Company or any committee thereof having resolved to take any of the actions described in clauses (3)(b)(i) or (3)(b)(ii); or

        (4) by the Company (i) in connection with entering into a definitive agreement in accordance with the terms of the Merger Agreement as described below under "Takeover Proposal", provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Initial Termination Fee (as defined below under "Fees and Expenses") or (ii) if IBM or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to IBM or the Purchaser, except, in any case, such breaches and failures which are not reasonably likely to affect adversely IBM's or the Purchaser's ability to complete the Offer or the Merger.

        Takeover Proposals. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, (1) to solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (2) to participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with the notification provisions discussed below, (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in a form approved by the Company and IBM (such approval not to be unreasonably withheld) and (ii) participate in negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to IBM of the transactions contemplated thereby.

        The Merger Agreement provides further that, except as described below, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to IBM, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, such Board of Directors may (subject to the other provisions regarding Takeover Proposals) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, cause the Company to enter into an agreement with respect to a Superior Proposal or terminate the Merger Agreement, in each case at any time after the second business day following IBM's receipt of written notice (a "Notice of Superior Proposal") advising IBM that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In the event that a Notice of Superior Proposal is delivered and any material term or condition of the Superior Proposal described therein is subsequently changed, the Company must deliver a supplemental Notice of Superior Proposal describing such change and may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement and the Merger, approve or recommend the modified Superior Proposal or cause the Company to enter into an agreement with respect to the modified Superior Proposal only at a time that is after the second business day following IBM's receipt of the supplemental Notice of Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Takeover Proposal, it must concurrently with entering into such agreement pay, or cause to be paid, to IBM the Initial Termination Fee. See "Fees and Expenses". For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger.

        In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company shall immediately advise IBM orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity the person making any such request or Takeover Proposal. The Company is further required under the terms of the Merger Agreement to keep IBM fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

        The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the Merger Agreement and as described above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

        Fees and Expenses. The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to IBM $5,000,000 (the "Initial Termination Fee") upon demand if (i) IBM or the Purchaser terminates the Merger Agreement by reason of (A) the Board of Directors of the Company or any committee thereof having withdrawn or modified in a manner adverse to IBM or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or approved or recommended any Takeover Proposal, (B) the Company having entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement or (C) the Board of Directors of the Company or any committee thereof having resolved to take any of the actions in either clause (i)(A) or (i)(B), (ii) the Company terminates the Merger Agreement in connection with entering into a definitive agreement with respect to any Takeover Proposal in accordance with the provisions described under "Takeover Proposals" above or (iii) prior to the termination of the Merger Agreement (other than by the Company by reason of IBM or the Purchaser having breached, in any material respect, any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to IBM or Purchaser, as applicable, except, in any case, such breaches and failures which are not reasonably likely to affect adversely IBM's or the Purchaser's ability to complete the Offer or the Merger), a Takeover Proposal shall have been made and within one year of such termination, a transaction constituting a Takeover Proposal is consummated or the Company shall have entered into an agreement with respect to, approved or recommended or taken any action to facilitate such Takeover Proposal. In addition, if the Company becomes obligated to pay the Initial Termination Fee and a transaction constituting a Takeover Proposal is consummated within 12 months of the termination of the Merger Agreement, the Company shall pay, or cause to be paid, in same day funds to Parent upon consummation of such transaction the sum of (i) IBM's out-of-pocket expenses in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement in an amount up to but not exceeding $2,000,000 and (ii) $15,000,000.

        The Merger Agreement also provides that if (i) the waiting period under the HSR Act applicable to the purchase of the Shares shall not have expired or terminated or (ii) there shall be any threatened, instituted or pending antitrust litigation by the U.S. government (or any agency or commission thereof) challenging on antitrust grounds the acquisition by IBM or the Purchaser of any Shares (or any related transaction) and, in the case of each of the preceding clauses (i) and (ii), if IBM by reason of the foregoing terminates the Merger Agreement, then IBM shall pay $5,000,000 in same day funds to the Company upon demand.

        Conduct of Business by the Company. The Merger Agreement provides that, except as otherwise expressly contemplated by the Merger Agreement or to the extent that IBM shall otherwise consent in writing, until such time as IBM's designees constitute a majority of the Board of Directors of the Company, (a) the Company and its subsidiaries will, subject to certain exceptions set forth in the Merger Agreement, carry on their respective businesses in the ordinary course (it being understood that the foregoing does not cover future events resulting from public announcement of the Offer and the Merger) and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them; (b) the Company will not, and will not permit any of its subsidiaries to, (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities except pursuant to existing contracts; (c) the Company will not, and will not permit any of it subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest in the Company, other than (i) the issuance of Shares upon the exercise of Stock Options outstanding on the date of the Merger Agreement in accordance with their terms or (ii) the issuance of Shares upon the exercise of Warrants outstanding on the date of the Merger Agreement in accordance with their terms; (d) the Company will not, and it will not permit any of its subsidiaries to, amend or propose to amend its certificate of incorporation or its by-laws (or similar organizational documents); (e) the Company will not, and it will not permit any of its subsidiaries to, acquire or agree to acquire (i) (by merger, consolidation, acquisition of stock or assets or by any other manner) any business, corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (f) the Company will not, and it will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than sales or licenses of its products to customers and dispositions of equipment, in each case in the ordinary course of business consistent with past practice; (g) the Company will not, and it will not permit any of its subsidiaries to, (i) incur or guarantee indebtedness for borrowed money or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company (or any of its subsidiaries), guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) with respect to both of the foregoing clauses (i) and (ii), to the Company or any direct or indirect wholly owned subsidiary of the Company or (B) any advances to employees in accordance with past practice; (h) the Company will confer with IBM on a regular basis as reasonably requested by IBM, report on operational matters and promptly advise IBM of any material adverse change with respect to the Company and will promptly provide to IBM (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with the Merger Agreement and the transactions contemplated thereby; (i) the Company will not make any tax election that would have a material adverse effect or settle or compromise any material income tax liability of the Company or any of its subsidiaries; (j) neither the Company nor any of its subsidiaries will make or agree to make any new capital expenditure or expenditures other than in accordance with the Company's 1996 Operating Plan; (k) the Company will not, and it will not permit any of its subsidiaries to, discharge any claims, liabilities or obligations, other than the discharge of certain liabilities of the Company in the ordinary course of business consistent with past practice or in accordance with their terms; (l) the

Company will not, and it will not permit any of its subsidiaries to, modify, amend or terminate any material contract or agreement to which the Company or such subsidiary is a party, waive, release or assign any material rights or claims or grant any rights to intellectual property except for licenses in the ordinary course of business consistent with past practice; (m) the Company and its subsidiaries will not, except as may be required by law and except as otherwise specifically permitted, (A) enter into, adopt, amend or terminate any Company Benefit Plan (as defined) or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, officer or current or former employee, (B) except for normal increases or bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee or (C) pay any benefit not required by any plan or arrangement as currently in effect (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock); and (n) neither the Company nor any of its subsidiaries will authorize any of, or commit or agree to take any of, the foregoing actions.

        In addition to the foregoing, the Company has agreed that it will not take any action, or permit any of its subsidiaries to take any action, that would result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Offer set forth in Section 14 not being satisfied.

        Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, any Shares by the Purchaser pursuant to the Offer, the Purchaser shall be entitled to designate, subject to compliance with Section 14(f) of the Exchange Act, a majority of the directors on the Company's Board of Directors, and the Company and its Board of Directors shall, at such time, take all such action needed to cause the Purchaser's designees to be appointed to, and to constitute a majority of, the Company's Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by IBM necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Schedule I to the
Schedule 14D-9.

        Stock Options. Pursuant to the Merger Agreement, the Company has agreed to amend, if necessary, each of the Company's stock option plans to provide that each Stock Option issued pursuant to such stock option plan, whether vested or unvested, shall remain outstanding after the effectiveness of the Merger and shall be assumed by IBM. IBM has agreed to assume such Stock Options (a) such that IBM is a corporation "assuming a stock option in a transaction to which
Section 424(a) applied" within the meaning of Section 424 of the Code or (b) to the extent that Section 424 of the Code does not apply to any such Stock Options, such that IBM would be such a corporation were Section 424 of the Code applicable to such option. Under the Merger Agreement, each such Stock Option assumed by IBM shall be exercisable upon the same terms and conditions as under the applicable stock option plan of the Company and the applicable option agreement issued thereunder, except that (a) such option shall be exercisable for that number of shares of common stock of IBM equal to the product of (i) the number of shares of common stock of the Company for which such option was exercisable and (ii) the Offer Price divided by the average closing price of common stock of IBM on the New York Stock Exchange Composite Tape for the 30 consecutive trading days prior to the effectiveness of the Merger (such quotient, the "Conversion Number"), and (b) the per share exercise price of such option shall be equal to the per share exercise price of such option as of the date of the Merger Agreement divided by the Conversion Number.

        The Company has advised IBM that, in general, the Company intends to accelerate the exercisability of up to 50% of the unexercisable Stock Options outstanding as of January 30, 1996. In addition, with respect to any Shares held by employees or other eligible individuals that are subject to the Company's repurchase right (the "Repurchase Right"), the Company has assigned, as of the effective time of the Merger, such Repurchase Right with respect to all of such Shares to IBM under the Merger Agreement. However, the Company has advised IBM that, prior to the effective time of the Merger, the Company intends, in general, to terminate such Repurchase Right for up to 50% of the Shares subject to the Repurchase Right as of January 30, 1996.

        The Merger Agreement provides that if it is determined that compliance with any of the provisions described above would cause any individual subject to
Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Stock Options held by such individual will be canceled or purchased, as the case may be, at the effectiveness of the Merger or at such later time as may be necessary to avoid application of such profit recovery provisions, and such individual will be entitled to receive from the Company or the Surviving Corporation an amount equal to the excess, if any, of (a) the Offer Price over (b) the per Share exercise price of such Stock Option multiplied by the number of Shares subject thereto, and IBM, the Purchaser and the Company have agreed to cooperate so as to achieve the intent of such provisions without giving rise to such profit recovery.

        Benefits. In the Merger Agreement, IBM and the Purchaser have agreed that they will take such reasonable actions as are necessary to allow eligible employees of the Company to participate in benefit programs of IBM including severance and alternative benefit programs substantially comparable to those applicable to comparable employees of IBM on similar terms as soon as practicable after the effective time of the Merger. To the extent reasonably possible, IBM and the Purchaser have agreed that the eligible employees of the Company shall receive service credit under IBM's vacation and severance programs, but not under IBM's pension plans and post-retirement welfare benefit plans, for the duration of their service with the Company.

        Indemnification and Insurance. In the Merger Agreement, IBM and the Purchaser have agreed that all rights to indemnification for acts or omissions occurring prior to the effectiveness of the Merger that are in existence as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws or contractual arrangements or as otherwise provided by applicable law shall survive the Merger and shall continue in full force and effect in accordance with their terms. Pursuant to the Merger Agreement, IBM will, for a period of six years from the effectiveness of the Merger, unless IBM agrees in writing to guarantee the indemnification obligations set forth above, maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy except that, to the extent that such coverage is not obtainable at less than or equal to 200% of the current per annum cost, IBM will be obligated to purchase only so much coverage as may then be obtained for such amount.

        Reasonable Efforts. The Merger Agreement provides that each of the parties will use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Offer and the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger and will, and will cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by any of them or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

        Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

        Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the effective time of the Merger, the affirmative vote of the directors of the Company not designated by IBM or Purchaser is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, extend the time for performance of the Purchaser's and IBM's respective obligations under the Merger Agreement.

    The Stockholder Agreement. Pursuant to the Stockholder Agreement, the Selling Stockholders have unconditionally agreed to tender into the Offer, and not to withdraw therefrom, 530,441 Shares. In addition, the Selling Stockholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, the foregoing number of Shares at a price per Share of $47.50, or such higher price per Share as may be offered by the Purchaser in the Offer, provided that
(i) such obligation to purchase is subject to the Purchaser having accepted Shares for payment under the Offer and the Minimum Condition having been satisfied, which conditions may be waived by the Purchaser in its sole discretion, and (ii) such obligation to sell is subject to the Minimum Condition having been satisfied or a Takeover Proposal (as defined herein) having been made.

    Each of the Selling Stockholders has agreed not to: (i) transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), consent to any transfer of, or enter into any contract, option or other arrangement with respect to the transfer of, Shares subject to the Stockholder Agreement owned by such Selling Stockholder; (ii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares; (iii) deposit any such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares; or (iv) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Stockholder Agreement or the transactions contemplated thereby. Each of the Selling Stockholders has also agreed not to solicit, initiate or encourage the submission of any Takeover Proposal and not to take certain other actions with respect to any Takeover Proposal.

    Under the Stockholder Agreement, each Selling Stockholder has granted an irrevocable proxy with respect to the Shares subject to the Stockholder Agreement to IBM to vote such Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Amended and Restated Certificate of Incorporation or By-laws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    Noncompetition Agreements. Four of the Company's executive officers, including its CEO, have entered into noncompetition agreements with IBM.

    Plans for the Company. IBM's current intention is to keep the Company's headquarters in Austin, Texas, and to retain the management team. It is anticipated that the management team will be assigned the responsibility for IBM's related software products. In addition, IBM expects that the Company will continue to make its products available on as wide a range of hardware and operating system platforms as possible.

    At the completion of the acquisition of the Company, the total purchase price relating to the Shares acquired will be allocated based on the fair value of the Company's assets acquired and liabilities assumed. As part of this process, IBM intends to obtain an independent valuation of both the existing software products of the Company and its research and development relating to software in progress that has not reached technological feasibility as of the acquisition date. The amount of the purchase price assigned to the existing software products of the Company will be amortized over the estimated economic lives of these products in accordance with existing accounting policies of IBM (which amortization will not be deductible for tax purposes). The amounts assigned to the software research and development that is in progress at the acquisition date could be a significant portion of the acquisition price and could result in a one-time, non-cash charge against IBM's earnings (which charge will not be deductible for tax purposes). The charge will be taken in the quarter in which the acquisition is completed. The specific amount of the charge cannot be determined at this time based on currently available information. However, IBM expects that the charge could have a significant impact on the net earnings of IBM in the quarter in which the acquisition is completed.

    Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

    Other Matters. Following consummation of the Merger, IBM intends to cause the Surviving Corporation to be merged into IBM.

    Except as otherwise described in this Offer to Purchase, the Purchaser and IBM have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or IBM of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or IBM for any breach of the Merger Agreement, including termination thereof.

    If, on or after January 30, 1996, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Company Stock Options or warrants, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after January 30, 1996, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of IBM or any of its subsidiaries that constitutes a breach of the Merger Agreement):

        (a) there shall be threatened, instituted or pending by any person or Governmental Entity any suit, action or proceeding (i) challenging the acquisition by IBM or the Purchaser of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement (including the voting provision thereunder), or seeking to obtain from the Company, IBM or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, IBM or any of their respective subsidiaries of a material portion of the software business or assets of the Company and its subsidiaries, taken as a whole, or IBM and its subsidiaries, taken as a whole, or to compel the Company or IBM to dispose of or hold separate any material portion of the software business or assets of the Company and its subsidiaries, taken as a whole, or IBM and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of IBM or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit IBM or any of its subsidiaries from effectively controlling in any material respect any material portion of the software business or operations of the Company and its subsidiaries, taken as a whole;

        (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

        (c) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that, individually or in the aggregate with any other such changes, is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than a change resulting from the announcement of the Offer or the Merger;

        (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to IBM or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions (see "The Merger Agreement--Takeover Proposals" in Section 12);

        (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

        (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of the Purchaser and IBM and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and IBM in whole or in part at any time and from time to time in their sole discretion. The failure by IBM or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of IBM with representatives of the Company, neither the Purchaser nor IBM is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and IBM currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

    State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless, among other things, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement, the Stockholder Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Stockholder Agreement. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

    Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor IBM has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by IBM and the Company of a Notification and Report Form with respect to the Offer, unless IBM or the Company receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. IBM made such filing on February 1, 1996. The Company expects to make such filing soon. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from IBM or the Company concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by IBM or the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of IBM and the Company. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The provisions of the HSR Act would similarly apply to any purchase, other than pursuant to the Offer, of the Shares subject to the Stockholder Agreement, except that the initial waiting period for any purchase of such Shares (other than purchases effected through a tender pursuant to the Offer) would expire 30 calendar days following the filing of HSR Act Notification and Report Forms by IBM and the Company and a request for additional information or material from IBM or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m. New York City time on the 20th calendar day after the date of substantial compliance by IBM and the Company with such request. If the purchase of Shares pursuant to the Stockholder Agreement is effected through a tender of such Shares pursuant to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply rather than the requirements described in this paragraph.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the

Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or IBM or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    Other Foreign Laws. The Company and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Purchaser is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any foreign Governmental Entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

16. FEES AND EXPENSES

    Morgan Stanley is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to the Purchaser and IBM in connection with the Offer. IBM has agreed to pay Morgan Stanley reasonable and customary compensation for such services. IBM has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by Morgan Stanley, in connection with its engagement and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

    In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company. As of January 31, 1996, Morgan Stanley had a long position of 7,900 Shares and a short position of 5,550 Shares held for its own accounts.

    The Purchaser and IBM have retained Morrow & Co., Inc. to act as the Information Agent and The Chase Manhattan Bank, N.A., to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

    Neither the Purchaser nor IBM will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor IBM is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or IBM becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR IBM NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and IBM have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company expects to file soon the
Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that such material will not be available at the regional offices of the Commission).

                                             TOPAZ ACQUISITION CORP.

February 2, 1996

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             IBM AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF IBM. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of IBM are set forth below. All such directors and executive officers listed below are citizens of the United States except Mr. Dormann, who is a citizen of Germany, Mr. Gerber, who is a citizen of Switzerland, Mr. van Wachem, who is a citizen of the Netherlands, and Mr. Thompson, who is a citizen of Canada. Unless otherwise indicated, the principal business address of each director or executive officer is International Business Machines Corporation, Old Orchard Road, Armonk, NY 10504.

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
------------------------------------  -----------------------------------------------------
Louis V. Gerstner, Jr. (53).........  Chairman of the Board and Chief Executive Officer of
                                      IBM since 1993. From 1989 until joining IBM, he was
                                      Chairman of the Board and Chief Executive Officer of
                                      RJR Nabisco Holdings Corp. He is a director of
                                      Bristol-Myers Squibb Company and The New York Times
                                      Company. Mr. Gerstner is a member of the board of
                                      Lincoln Center for the Performing Arts and Vice
                                      Chairman of the Board of the New American School
                                      Development Corp. Mr. Gerstner is also a member of
                                      The Council on Foreign Relations and a Board member
                                      of The America/China Society and The Japan Society.

Cathleen Black (51).................  Director of IBM since 1995. President, Hearst
Hearst Magazines                      Magazines, a division of The Hearst Corporation,
  959 8th Avenue                      beginning January 1996. From 1991 to 1996, she served
  New York, NY 10019                  as President and Chief Executive Officer of Newspaper
                                      Association of America. Until then, Ms. Black had
                                      been Executive Vice President/Marketing for Gannett
                                      Company, Inc., since 1985 and President, then
                                      publisher, of USA TODAY since 1983. She is a director
                                      of The Coca-Cola Company, the Advertising Council and
                                      the United Way of America and a Trustee of the
                                      University of Notre Dame.

Harold Brown (68)...................  Director of IBM from 1972 to 1977 and since 1981.
Center for Strategic and              Counselor, Center for Strategic and International
  International Studies               Studies, Washington, D.C., and a general partner in
  Suite 400                           Warburg, Pincus & Company. He is former U.S.
  1800 K Street, N.W.                 Secretary of Defense and former U.S. Secretary of the
  Washington, DC 20006                Air Force. He is a director of Alumax Inc., Cummins
                                      Engine Company, Inc., Philip Morris Companies Inc.
                                      and Mattel, Inc.; a member of the National Academy of
                                      Sciences and the National Academy of Engineering; a
                                      trustee and President Emeritus of the California
                                      Institute of Technology.

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
------------------------------------  -----------------------------------------------------
Juergen Dormann (56)................  Director of IBM since January 1996. Chairman of the
Hoechst AG                            Management Board of Hoechst AG. Mr. Dormann joined
  Frankfurt G65926                    Hoechst in 1963 and was elected Finance and
  Germany                             Accounting Director in 1987 and to his present
                                      position in 1994. He is a director of Wacker Chemie
                                      GmbH, Allianz Lebensversicherungs AG and Rheinische
                                      Hypothekenbank AG.

Fritz Gerber (66)...................  Director of IBM since 1989. Chairman and Chief
Roche Holding Ltd                     Executive Officer of Roche Holding Ltd since 1978. He
  P.O. Box GH-4002                    was Executive Chairman of Zurich Insurance Company
  Basel                               until 1995. He joined Zurich Insurance Company in
  Switzerland                         1958, became Chief Executive Officer in 1969, and
                                      Chairman of the Board of Directors in 1977. He is a
                                      director of Nestle S.A. and Credit Suisse. He is a
                                      member of the International Advisory Council of The
                                      Chase Manhattan Bank and of the European Advisory
                                      Council of Tenneco Europe, Limited, and he holds
                                      membership in various economic and cultural
                                      organizations such as the European Round Table.

Nannerl O. Keohane (55).............  Director of IBM since 1986. President and professor
Office of the President               of political science at Duke University. She was
  207 Allen Building                  formerly President of Wellesley College, and a former
  Box 90001                           faculty member at Swarthmore College and Stanford
  Duke University                     University. She is a member of The Council on Foreign
  Durham, NC 27708-0001               Relations and the American Academy of Arts and
                                      Sciences and a trustee of the Colonial Williamsburg
                                      Foundation. Dr. Keohane is a member of the MIT
                                      Corporation and has served as Vice President of the
                                      American Political Science Association.

Charles F. Knight (60)..............  Director of IBM since 1993. He joined Emerson
Emerson Electric Co.                  Electric Co. in 1972 as Vice Chairman and was elected
  8000 West Florissant Avenue         Chief Executive Officer in 1973 and Chairman in 1974.
  P.O. Box 4100                       He is a director of SBC Communications Inc., Anheuser
  St. Louis, MO 63136-8506            Busch Companies, Inc., and The British Petroleum
                                      Company p.l.c.

Lucio A. Noto (57)..................  Director of IBM since 1995. Chairman and Chief
Mobil Corporation                     Executive Officer of Mobil Corporation. Mr. Noto
  3225 Gallows Road                   joined Mobil in 1962 and was elected to Mobil's board
  Fairfax, VA 22037                   in 1988. He was elected Chief Financial Officer in
                                      1989, President and Chief Operating Officer in 1993,
                                      and to his present position in 1994. He also serves
                                      as Chairman of Mobil's executive committee. Mr. Noto
                                      is a member of The Council on Foreign Relations.

John B. Slaughter (61)..............  Director of IBM since 1988. President of Occidental
Office of the President               College. He is a former chancellor of the University
  Occidental College                  of Maryland and a former director of the National
  1600 Campus Road                    Science Foundation. He is a director of the Atlantic
  Los Angeles, CA 90041               Richfield Company, Avery Dennison Corporation,
                                      Monsanto

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
------------------------------------  -----------------------------------------------------
                                      Company and Northrop Corporation. He is a member of
                                      the National Academy of Engineering, a member of the
                                      American Academy of Arts and Sciences, a fellow of
                                      the American Association for the Advancement of
                                      Science, and a fellow of the Institute of Electrical
                                      and Electronics Engineers.

Alex Trotman (62)...................  Director of IBM since 1994. Chairman and Chief
Ford Motor Company                    Executive Officer of the Ford Motor Company. Mr.
  American Road                       Trotman joined Ford of Britain in 1955 and was
  Dearborn, MI 48121-1899             elected President of Ford Asia-Pacific in 1983 and
                                      Chairman of Ford of Europe in 1988. He became
                                      President and Chief Operating Officer of Ford
                                      Automotive Group and a director in 1993. He was
                                      subsequently elected to his present position in 1993.

Lodewijk C. van Wachem (64).........  Director of IBM since 1992. Chairman of the
Royal Dutch Petroleum                 supervisory board of Royal Dutch Petroleum Company.
  Company                             In 1992, Mr. van Wachem retired as President of Royal
  P.O. Box 162                        Dutch Petroleum, a post he had held since 1982. He is
  2501 AN The Hague                   a director of ATCO Ltd., CS Holdings and Zurich
  Netherlands                         Versicherungs- Gesellschaft; and a member of the
                                      supervisory boards of AKZO N.V., Philips Electronics
                                      N.V. and Bavarian Motor Works A.G.

Charles M. Vest (54)................  Director of IBM since 1994. President and professor
Massachusetts Institute of            of mechanical engineering at the Massachusetts
  Technology                          Institute of Technology. Dr. Vest was formerly the
  President's Office                  Provost and Vice President for Academic Affairs of
  Room 3-208                          the University of Michigan. He is a director of E.I.
  77 Massachusetts Avenue             du Pont de Nemours and Company, a fellow of the
  Cambridge, MA 02139                 American Association for the Advancement of Science,
                                      a member of the National Academy of Engineering and
                                      the Corporation of Woods Hole Oceanographic
                                      Institution, and a trustee of Wellesley College.

J. Thomas Bouchard (55).............  Senior Vice President, Human Resources of IBM since
                                      1994. Previously Mr. Bouchard was Senior Vice
                                      President, Chief Human Resources Officer of U.S.
                                      West, Inc. from 1989 to 1994.

Nicholas M. Donofrio (50)...........  Senior Vice President and Group Executive of IBM
                                      since 1995. Mr. Donofrio was General Manager, Large
                                      Scale Computing Division, from 1994 to 1995; IBM
                                      Senior Vice President and General Manager, Large
                                      Scale Computing Division, from 1993 to 1994; IBM
                                      Senior Vice President and General Manager, Enterprise
                                      Systems, 1993; IBM Vice President and General
                                      Manager, Enterprise Systems, from 1991 to 1993; IBM
                                      Vice President and President, Data Systems Division,
                                      1991; IBM Vice President and President, Advanced
                                      Workstations Division, from 1988 to 1991.

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
------------------------------------  -----------------------------------------------------
J. Bruce Harreld (45)...............  Senior Vice President, Strategy of IBM since 1995.
                                      Mr. Harreld was President of Boston Chicken Company
                                      from 1993 to 1995, Senior Vice President, Marketing
                                      and Information Services of Kraft General Foods from
                                      1992 to 1993 and Senior Vice President, Chief
                                      Information Officer of Kraft General Foods from 1989
                                      to 1992.

Paul M. Horn (49)...................  Senior Vice President, Research of IBM since 1996.
                                      Dr. Horn was Vice President, Storage Systems Division
                                      and Director, Almaden Research Center from 1994 to
                                      1995, Director, Advanced Semiconductor Technology Lab
                                      from 1992 to 1994 and Director, Silicon Technology
                                      from 1990 to 1992.

Ned C. Lautenbach (51)..............  Senior Vice President and Group Executive, Worldwide
                                      Sales and Services of IBM and Chairman, IBM World
                                      Trade Corporation since 1995. Mr. Lautenbach was IBM
                                      Senior Vice President and Group Executive and
                                      Chairman, IBM World Trade Corporation, from 1993 to
                                      1995; IBM Senior Vice President and Chairman, IBM
                                      World Trade Corporation, 1993; IBM Senior Vice
                                      President and President and Representative Director,
                                      Asia Pacific, from 1992 to 1993; IBM Vice President
                                      and President and Representative Director, Asia
                                      Pacific, from 1991 to 1992; IBM Vice President and
                                      Senior Managing Director, Operations, Asia Pacific,
                                      1991: IBM Vice President and General Manager,
                                      Application Solutions, from 1988 to 1991.

Lawrence R. Ricciardi (55)..........  Senior Vice President and General Counsel of IBM
                                      since 1995. Mr. Ricciardi was President and General
                                      Counsel of RJR Nabisco Holdings Corp. from 1993 to
                                      1995, Co-Chairman and Chief Executive Officer and
                                      General Counsel from March to May 1993, and Executive
                                      Vice President and General Counsel of RJR Nabisco
                                      Holdings Corp. from 1989 to 1993.

Robert M. Stephenson (57)...........  Senior Vice President and Group Executive of IBM
                                      since 1995. Mr. Stephenson was also General Manager,
                                      IBM North America in 1995 and IBM Vice President &
                                      Representative Director then General Manager, IBM
                                      Asia Pacific from 1993 to 1995; IBM Vice President
                                      and President, Services Sector Division, Application
                                      Solutions from 1991 to 1993; and IBM Vice President
                                      and Assistant General Manager, Operations, Finance &
                                      Planning, IBM U.S. from 1989 to 1991.

G. Richard Thoman (51)..............  Senior Vice President and Chief Financial Officer of
                                      IBM since 1995. Mr. Thoman was IBM Senior Vice
                                      President and Group Executive from 1993 to 1995. He
                                      was President,

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
------------------------------------  -----------------------------------------------------
                                      Nabisco International, from 1992 until joining IBM in
                                      1993. From 1989 to 1992 he was Co-Chief Executive
                                      Officer, American Express Travel Related Services and
                                      Chief Executive Officer, American Express
                                      International.

John M. Thompson (53)...............  Senior Vice President and Group Executive of IBM and
                                      Chairman, IBM Canada, since 1994. Mr. Thompson was
                                      IBM Senior Vice President and Group Executive and
                                      Chairman, IBM Canada, from 1993 to 1994; IBM Senior
                                      Vice President and General Manager, Applications
                                      Business Systems and Chairman, IBM Canada, 1993; IBM
                                      Vice President and General Manager, Applications
                                      Business Systems and Chairman, IBM Canada, from 1991
                                      to 1993; IBM Vice President, Corporate Marketing and
                                      Services and Chairman, IBM Canada, 1991; IBM Vice
                                      President and Chairman, IBM Canada, from 1990 to
                                      1991; IBM Vice President, Chairman and Chief
                                      Executive Officer, Americas Group, from 1989 to 1990.

Patrick A. Toole (58)...............  Senior Vice President and Group Executive of IBM
                                      since 1994. Mr. Toole was IBM Senior Vice President,
                                      Manufacturing and Development, from 1992 to 1994; IBM
                                      Senior Vice President and General Manager, Worldwide
                                      Manufacturing and Development Operations, from 1990
                                      to 1992; IBM Senior Vice President and General
                                      Manager, Operations, IBM U.S., 1990; IBM Senior Vice
                                      President and General Manager, Technology Products,
                                      from 1988 to 1990.

James M. Alic (53)..................  Vice President and Controller of IBM since 1995. Mr.
                                      Alic was Chairman of Reed Exhibition Companies from
                                      1994 to 1995, President from 1991 to 1994 and a
                                      Partner in Snowflake Development from 1987 to 1991.

John E. Hickey (52).................  Vice President, Assistant General Counsel and
                                      Secretary of IBM since 1994. Mr. Hickey was IBM
                                      Secretary and Assistant General Counsel from 1990 to
                                      1994 and Assistant General Counsel from 1989 to 1990.

Jeffrey D. Serkes (37)..............  Vice President and Treasurer of IBM since 1995. Mr.
                                      Serkes was Assistant Treasurer of IBM from 1994 to
                                      1995. Previously, he was Vice President and Deputy
                                      Treasurer of RJR Nabisco. Inc., from 1993 to 1994;
                                      Vice President and Assistant Treasurer--Corporate
                                      Finance from 1991 to 1993; Director--Capital Markets
                                      from 1989 to 1991.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Topaz Acquisition Corp. in care of International Business Machines Corporation, Old Orchard Road, Armonk, NY 10504. All such directors and executive officers listed below are citizens of the United States.

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                                 EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                   HELD DURING THE PAST FIVE YEARS
------------------------------------  -----------------------------------------------------
Lee A. Dayton (52)..................  Director and President of the Purchaser. Vice
                                      President, Corporate Development and Real Estate of
                                      IBM since 1996. Mr. Dayton was General Manager, Real
                                      Estate and Business Development of IBM from 1994 to
                                      1996; General Manager, Real Estate and Procurement
                                      Services, General Manager, Real Estate Services, and
                                      IBM Director, Real Estate and Construction Staff,
                                      from 1990 to 1994; Senior Managing Director, Asia
                                      Pacific, from 1988 to 1990.

Donald D. Westfall (57).............  Director, Vice President and Secretary of the
                                      Purchaser. Associate General Counsel of IBM since
                                      1988.

Archie W. Colburn (43)..............  Director, Vice President, Treasurer and Assistant
                                      Secretary of the Purchaser. Business Development
                                      Executive of IBM since 1995. Mr. Colburn was Business
                                      Development Consultant of IBM from 1994 to 1995;
                                      Business Development Associate from 1989 to 1994.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                         THE CHASE MANHATTAN BANK, N.A.
                                 (800) 355-2663

          By Mail:                By Overnight Delivery:                By Hand:
          Box 3032                 c/o Chase Securities           (9:00 a.m.-5:00 p.m.
  4 Chase MetroTech Center           Processing Corp.              New York City time)
     Brooklyn, NY 11245           Ft. Lee Executive Park         1 Chase Manhattan Plaza
                                     1 Executive Drive                  Floor 1-B
                                        (6th Floor)            Nassau and Liberty Streets
                                     Ft. Lee, NJ 07024             New York, NY 10081

                                By Facsimile Transmission:
                                      (201) 592-4372
                                   Confirm by Telephone:
                                      (201) 592-4370

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC

                                909 Third Avenue
                                   20th Floor
                               New York, NY 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061
                           Banks and Brokerage Firms
                                  please call:
                                 (800) 662-5200

                      The Dealer Manager for the Offer is:

                              MORGAN STANLEY & CO.
                                  Incorporated

                                 1585 Broadway
                               New York, NY 10036
                                 (212) 761-4699